FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENTS

Between

NORTHERN LIGHTS FUND TRUST III

and

NEWFOUND RESEARCH, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENTS is made and entered into as of February 16, 2017, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Newfound Research, LLC, a Delaware limited liability company (the “Adviser”) located at 425 Boylston Street, 3rd Floor, Boston, MA 02116.

RECITALS:

WHEREAS, the parties previously entered into Investment Advisory Agreement between Northern Lights Fund Trust III and the Adviser, dated as of May 28, 2015 (the “Agreement”);

WHEREAS, the Agreement continues in effect with respect to the Newfound Risk Managed U.S. Sectors Fund (the “Fund”) from year to year; provided, such continuance is approved at least annually before June 2nd, (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreement in order to align its annual renewal with other investment advisory agreements between the Adviser and the Trust;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Expiration Date in the Agreement is hereby amended to require annual approval to occur before May 19th each year, beginning in 2018.
2.	The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ James P. Ash

Name: James P. Ash

Title: President

NEWFOUND RESEARCH, LLC

By: /s/ Tom Rosedale

Name: Tom Rosedale

Title: CEO